EXHIBIT 10.1

Starry, Inc.

Quarterly Bonus Plan

For Executives

Effective: July 1, 2022

Table of Contents

Purpose
Who is eligible for a quarterly target bonus?
How are the quarterly target bonus amounts determined?
How are the Business and Market Performance Goals determined?
What’s required in order for an employee to earn their target bonus?
How does actual achievement of the Business or Market Performance Goals affect the amount of the target bonus?
When and how will bonuses be paid?

Purpose

This Starry, Inc. (“Starry”) Quarterly Bonus Plan for Executives (“Plan”) is designed to provide an effective means to motivate and compensate eligible members of Starry’s executive management team, on a quarterly basis, through cash award bonuses based on Starry’s profitability and the achievement of specific business performance goals (“Business Performance Goals”) or market performance goals (“Market Performance Goals”) each calendar quarter (each, a “Plan Quarter”).

Starry believes that incentive-based bonuses are a highly effective form of compensation that can enhance the employer-employee relationship. In addition, Starry hopes that short-term incentive compensation will both motivate employees and increase employee retention which, in turn, enhances Starry’s long-term value.

Who is eligible for a quarterly target bonus?

Starry’s Chief Executive Officer and any Executive Vice President serving on Starry’s executive management team are eligible to receive a quarterly target bonus under the Plan, unless such employee: (i) is no longer employed at the time of the payout of the bonus; or (ii) was on a performance improvement plan (“PIP”) at any time during the Plan Quarter and/or is on a PIP at the time of the payout of the bonus. Notwithstanding the foregoing, any member of Starry’s executive management team who is eligible to receive commission as part of their overall compensation under an applicable commission plan is not eligible to receive a quarterly target bonus under the Plan, including without limitation, any employee who qualifies as exempt under the outside sales exemption. Eligible participants in the Plan are referred to as “Eligible Executives”.

Any Eligible Executive who was not a full-time and/or exempt employee for the full Plan Quarter because such Eligible Executive either: (a) was hired or changed roles mid-quarter; or (b) was out on FMLA or parental leave, will be paid any quarterly bonus earned under this Plan as follows:

•
For employees who were hired or changed roles mid-quarter: any quarterly bonus will be paid on a pro rata basis based on the applicable employee’s base salary during the Plan Quarter for the period of time that the employee was a full-time, exempt employee; and
•
For employees who were out on FMLA or parental leave:
o
During the first 12-weeks of FMLA or parental leave each calendar year (whether cumulative or intermittent, and whether full days or partial days, up to 12-weeks in the aggregate), any quarterly bonus will be paid as if the employee was working full-time during such 12-week period; and
o
After the first 12-weeks of FMLA or parental leave each calendar year (whether cumulative or intermittent, and whether full days or partial days, up to 12-weeks in the aggregate), any quarterly bonus will be paid on a pro rata basis based on the applicable employee’s base salary during the applicable Plan Quarter for the period of time that the employee was working full-time during such Plan Quarter.

Any exceptions to the above eligibility criteria are subject to approval by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), in its sole discretion.

How are the quarterly target bonus amounts determined?

As part of setting annual compensation for Eligible Executives, the Compensation Committee will assign each Eligible Executive a yearly target bonus percentage for the relevant fiscal year (or such shorter time period). The quarterly target bonus amount for an Eligible Executive is the product of the Eligible Executive’s yearly target bonus percentage multiplied by such Eligible Executive’s quarterly base salary (determined by dividing the annualized base salary by four) in effect as of the commencement of the applicable Plan Quarter or, if the Eligible Executive becomes eligible during the Plan Quarter, the first date that the Eligible Executive became eligible during such Plan Quarter.

How are the Business and Market Performance Goals determined?

As part of setting annual compensation for Eligible Executives, the Compensation Committee will determine and approve the quarterly Business Performance Goals and Market Performance Goals for the relevant fiscal year. The Business Performance Goals and Market Performance Goals are intended to be reasonable “stretch” goals meant to help Starry achieve or exceed the goals in its public facing reports and filings.

During each Plan Quarter, an Eligible Executive’s quarterly target bonus may be allocated among a number of Business Performance Goals or Market Performance Goals, as applicable. For example, during one Plan Quarter, 100% of the quarterly target bonus may be tied to a net subscriber acquisition goal, while in the next Plan Quarter, 50% of the target bonus may be based on a net subscriber acquisition goal and the other 50% based on a net serviceable unit acquisition goal.

What’s required in order for an Eligible Executive to earn their target bonus?

An Eligible Executive will earn their quarterly target bonus or a portion thereof, as described further below, if both:

(1)
Business Performance Goals or Market Performance Goals, as applicable, are achieved as specified below; and
(2)
Starry’s quarterly earnings before interest, taxes, depreciation and amortization (“EBITDA”) equals or exceeds the target percentage for the Plan Quarter (the “EBITDA Goal”)

The EBITDA target will be determined by the Compensation Committee in accordance with the annual financial plan review undertaken by Starry’s Board of Directors and executive management team. Achievement of the EBITDA Goal is calculated as actual EBITDA performance for the quarter divided by the EBITDA target for that quarter.

How does actual achievement of the Business or Market Performance Goals affect the amount of the target bonus?

The calculation of the bonus payout for the Business Performance Goal or Market Performance Goal, as applicable, will be based on the actual results measured against the applicable goals.

If 100% of a specified goal is achieved, then 100% of the target bonus related to that goal will be awarded. If actual achievement of the Business Performance Goals or Market Performance Goals for the Plan Quarter exceed or fall short of the goals, then the Compensation Committee may, in its sole discretion, adjust the target bonus up or down, depending upon the percentage of achievement to goal.

Notwithstanding anything to the contrary in this Plan, the Compensation Committee will, in its sole discretion, determine whether a goal has been substantially met or has been met to a degree warranting a higher or lower percentage pay-out than would otherwise be calculable under this Plan.

When and how will bonuses be paid?

Quarterly bonuses that are earned under this Plan, if any, will be paid in one lump sum, typically in the second or third payroll after the close of the applicable Plan Quarter, however, exact timing of any payout is in Starry’s sole discretion.

The actual quarterly bonus amount, if any, will be based on each Eligible Executive’s quarterly base salary (determined by dividing the annualized base salary by four) in effect on the last day of the applicable Plan Quarter.

Miscellaneous

The establishment of this Plan, any provisions of this Plan, and/or any action of any Starry officer or the Compensation Committee with respect to this Plan, does not confer upon any employee the right to continued employment with Starry for any specified term or duration, nor does it affect the “at-will nature” of any employee’s employment. Starry reserves the right to dismiss any employee at will (at any time, with or without prior notice, with or without cause).

Any payments made pursuant to this Plan are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law and all such determinations shall be final and conclusive.

The resolution of any questions with respect to payments and entitlements pursuant to the provisions of this Plan shall be determined by the Compensation Committee, in its sole discretion, and all such determinations shall be final and conclusive.

This Plan supersedes all previous agreements, understandings, commitments, or representations concerning the subject matter of quarterly bonuses for all Eligible Executives.

This Plan may be terminated or revoked by Starry, at its sole discretion, at any time and amended by Starry, in the sole discretion of the Compensation Committee, from time to time without the approval of any Eligible Executive, provided that such action does not reduce the amount of any bonus payment below an amount equal to the amount that would have been payable to the Eligible Executive with respect to the Plan Quarter in which the termination, revocation or amendment of the Plan occurs under the terms of the Plan as in effect immediately prior to such termination, revocation or amendment, applied on a pro-rata basis. Any modifications to this Plan applicable to an individual Eligible Executive must be approved by the Compensation Committee.

This Plan is subject to, and governed by, the Starry, Inc. Bonus Policy as may be in effect from time to time.